EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701.4289
(776) 684 5708
Website: www.nvsos.gov
Filed in the office of	Document Number 20080734191-35 Filing Date and Time
/s/ Ross Miller
Ross Miller	11/07/2008 9:27 AM
Secretary of State	Entity Number
State of Nevada	C13146-2004

Certificate of Amendment (PURSUANT TO NRS 78.386 AND 78.390)

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE 1S FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CelLynx Group, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE THREE is hereby deleted in its entirety and the following ARTICLE THREE is substituted in lieu thereof: "Number of shares with par value: 500,000,000 aggregate. Par value $0.001"

PARAGRAPH ONE of SECTION ONE of the ADDITIONAL ARTICLES is hereby deleted in its entirety and the following PARAGRAPH ONE of SECTION ONE is substituted in lieu thereof: "The aggregate  number of shares that the Corporation will have authority to issue is Five Hundred Million (500,000,000), of which Four Hundred Million (400,000,000) shares will be common stock, with a par value of S0.001 per share, and One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0,001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     56.03

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X            /s/ Daniel R. Ash

Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other tight given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative  vote otherwise required, of the holders of shares representing a majority of the voting power of each clam; or series affected by the amendment regardless to Limitations or restrictions on the voting power thereof,

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profiit-Alter Revised: 7-1-08